Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	W. Garth Sprecher
MAY 9, 2005	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E Communications Reports First Quarter 2005 Results

EPHRATA, PENNSYLVANIA (May 9, 2005) – D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of broadband integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the first quarter ended March 31, 2005.

For the first quarter of 2005 the company reported total operating revenue of $42.8 million, as compared to $43.8 million in the first quarter of 2004. Net income for the first quarter was $2.9 million, or $0.20 per share, as compared to a net loss of $2.3 million, or $0.15 per share, for the same period last year.

Included in the 2005 results was a gain on investment of $2.1 million ($1.4 million, or $0.10 per common share, after tax) from the sale of our interest in PenTeleData. The 2004 first quarter results included a loss on early extinguishment of debt amounting to $4.8 million ($3.3 million, or $0.21 per common share, after tax) related to the company’s refinancing of its debt in March 2004.

“The results of the quarter reflect the importance of our competitive business segments to the growth of our company. In particular, we saw significant year-over-year growth in our Internet services segment, with our broadband DSL subscriber count up 65 percent from March 31, 2004, to March 31, 2005,” said James W. Morozzi, President and Chief Executive Officer of D&E Communications. “Access line counts in our traditional telephone company territories declined over the year, following a trend we see throughout the industry. However, this decline was more than offset by increasing line counts in our Competitive Local Exchange Carrier segment. One of our strategies this year is to work to serve more of our CLEC customers on our own network facilities, enabling us to better control quality of service and improve margins in this segment.”

“Results in our Systems Integration segment reflect another challenging quarter. However, we have implemented a plan to move this segment forward and improve results,” Morozzi said. “Specifically, we have organized sales, operations and financial planning under one vice president to improve focus, accountability and decision-making. The team is focused on providing solutions for our business customers, concentrating on the opportunities provided by VoIP and our new Managed Services, which include monitoring the performance and reliability of a company’s Internet access, e-mail system and website.”

Summary Statistics

	March 2005	March 2004	Change	%Change
RLEC lines	138,494	142,118	(3,624)	(2.5)%
CLEC lines	39,514	35,578	3,936	11.1%
DSL Subscribers	13,247	8,030	5,217	65.0%
Dial-up Internet subscribers	10,716	12,790	(2,074)	(16.2)%
Web hosting customers	929	849	80	9.4%

Rural Local Exchange Carrier (RLEC)

First quarter 2005 revenues from the RLEC segment were $27.2 million, as compared to $28.0 million for first quarter 2004. This decrease was due in part to fewer access lines, decreased network access revenue from lower minutes of use and rate reductions for certain network access elements and lower long distance revenue.

RLEC operating expenses for the first quarter were $19.8 million, compared to $20.5 million during the same period last year. A wage and benefit increase was more than offset by decreases in expenses for contracted billing services, depreciation expense and network access expense.

Competitive Local Exchange Carrier (CLEC)

For the first quarter of 2005 CLEC segment revenues were $9.8 million, compared to $9.1 million for the same period of 2004. This increase was due to increased dedicated data circuit revenue and a larger number of access lines, offset by a reduction in long distance service revenues due to rate reductions and fewer minutes of use.

CLEC operating expenses for the first quarter of 2005 were $10.4 million, compared to $10.0 million for the same period last year. The increased number of access lines resulted in higher expenses for wages and benefits, depreciation and network access expenses. These increases were partially offset by cost reductions in customer billing expenses resulting from the completion of the billing conversion late in 2004. Expense savings were also achieved from implementing a new agreement to provide a least cost routing service for completion of long distance calls.

Internet Services Segment

Internet services revenues for the first quarter of 2005 were $3.1 million as compared to $2.5 million in the first quarter of 2004, due to increased DSL revenues. The company achieved a 25% increase in Internet services segment revenues over the prior year.

Operating expenses for the first quarter of 2005 were $3.3 million, as compared to $2.4 million for the same period of 2004, due to an increase in labor and benefits and an increase in the costs of providing additional broadband capacity. Depreciation expense increased as a result of more assets being employed and management fees increased as a larger percentage of corporate overhead was charged to this segment beginning in 2005.

Systems Integration

Systems integration revenues for the first quarter of 2005 were $4.9 million, as compared to $6.2 million for the same period last year. This decrease was due mainly to a reduction in computer and voice equipment sales of $0.8 million and service revenues of $0.5 million.

First quarter 2005 operating expenses were $6.3 million, as compared to $7.3 million in the first quarter in the previous year. Material costs decreased in proportion to equipment sales declines while labor and subcontractor services decreased at a slower pace.

On a segment-by-segment basis, the company reported the following information (in thousands):

Three months ended	RLEC	CLEC	Internet Services	Systems Integration	Corporate and Other	Eliminations	Total Company
March 31, 2005
Revenues – External	$24,724	$9,275	$3,077	$4,876	$887	$—	$42,839
Revenues – Intercompany	2,440	525	6	6	—	(2,977)	—

Total Revenues	27,164	9,800	3,083	4,882	887	(2,977)	42,839

Depreciation and Amortization	7,466	1,135	325	448	276	—	9,650
Other Operating Expenses	12,332	9,254	2,998	5,849	1,116	(2,977)	28,572

Total Operating Expenses	19,798	10,389	3,323	6,297	1,392	(2,977)	38,222

Operating Income (Loss)	$7,366	$(589)	$(240)	$(1,415)	$(505)	$—	$4,617

March 31, 2004
Revenues – External	$25,679	$8,772	$2,464	$6,142	$708	$—	$43,765
Revenues – Intercompany	2,305	313	5	11	—	(2,634)	—

Total Revenues	27,984	9,085	2,469	6,153	708	(2,634)	43,765

Depreciation and Amortization	7,668	1,060	249	498	226	—	9,701
Other Operating Expenses	12,815	8,915	2,114	6,786	1,054	(2,634)	29,050

Total Operating Expenses	20,483	9,975	2,363	7,284	1,280	(2,634)	38,751

Operating Income (Loss)	$7,501	$(890)	$106	$(1,131)	$(572)	$—	$5,014

About D&E Communications

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
OPERATING REVENUES
Communication service revenues	$39,637	$40,059
Communication products sold	2,417	3,016
Other	785	690

Total operating revenues	42,839	43,765

OPERATING EXPENSES
Cost of communication service revenues (exclusive of depreciation and amortization below)	16,273	15,584
Cost of communication products sold	1,792	2,419
Depreciation and amortization	9,650	9,701
Marketing and customer services	3,715	3,981
General and administrative services	6,792	7,066

Total operating expenses	38,222	38,751

Operating income	4,617	5,014

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(59)	(532)
Interest expense	(3,385)	(4,095)
Gain on investment	2,053	—
Loss on early extinguishment of debt	—	(4,841)
Other, net	948	673

Total other income (expense)	(443)	(8,795)

Income (loss) before income taxes and dividends on utility preferred stock	4,174	(3,781)

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK

Income taxes (benefit)	1,270	(1,541)
Dividends on utility preferred stock	16	16

Total income taxes and dividends On utility preferred stock	1,286	(1,525)

NET INCOME (LOSS)	$2,888	$(2,256)

Weighted average common shares outstanding (basic)	14,273	15,550
Weighted average common shares outstanding (diluted)	14,308	15,550

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Net income (loss) per common share	$0.20	$(0.15)

Dividends per common share	$0.13	$0.13

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,218	$8,517
Accounts receivable, net of reserves of $905 and $1,024	15,533	16,570
Inventories, lower of cost or market, at average cost	3,669	3,523
Prepaid expenses	11,824	8,466
Other	2,672	2,465

TOTAL CURRENT ASSETS	39,916	39,541

INVESTMENTS

Investments in and advances to affiliated companies	43	52

PROPERTY, PLANT AND EQUIPMENT
In service	339,448	335,883
Under construction	12,485	8,768

	351,933	344,651
Less accumulated depreciation	169,818	162,078

	182,115	182,573

OTHER ASSETS
Goodwill	149,032	149,032
Intangible assets, net of accumulated amortization	165,846	167,396
Other	8,210	8,191

	323,088	324,619

TOTAL ASSETS	$545,162	$546,785

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$10,000	$10,000
Accounts payable and accrued liabilities	20,452	18,701
Accrued taxes	2,001	1,819
Accrued interest and dividends	1,620	1,683
Advance billings, customer deposits and other	12,518	11,585

TOTAL CURRENT LIABILITIES	46,591	43,788

LONG-TERM DEBT	213,000	218,500

OTHER LIABILITIES
Deferred income taxes	85,791	86,402
Other	20,390	20,530

	106,181	106,932

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4½%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 100,000	2,544	2,542
Outstanding shares: 14,286 at March 31, 2005 and 14,268 at December 31, 2004
Additional paid-in capital	160,438	160,255
Accumulated other comprehensive income (loss)	(6,041)	(6,574)
Retained earnings	39,620	38,513
Treasury stock at cost, 1,640 shares at March 31, 2005 and December 31, 2004	(18,617)	(18,617)

	177,944	176,119

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$545,162	$546,785

D&E COMMUNICATIONS, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES	$9,562	$12,444

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(7,866)	(4,721)
Collection of note receivable	250	—
Proceeds from sale of investment	2,900	—
Increase in investments and advances to affiliates	(50)	(150)
Decrease in investments and repayments from affiliates	—	25

Net Cash Used In Investing Activities	(4,766)	(4,846)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(1,703)	(1,863)
Payments on long-term debt	(5,500)	(197,710)
Proceeds from long-term debt financing	—	200,000
Payment of debt issuance costs	—	(1,902)
Proceeds from issuance of common stock	108	78

Net Cash Used In Financing Activities	(7,095)	(1,397)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,299)	6,201

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	8,517	12,446

END OF PERIOD	$6,218	$18,647